Exhibit 99.2

     HICKS, MUSE, TATE & FURST WILL ACQUIRE LIN TELEVISION IN $1.7 BILLION TRANSACTION ESTABLISHING HICKS MUSE AS MAJOR PARTICIPANT IN TELEVISION
                             BROADCASTING INDUSTRY



 Hicks Muse Will Also Acquire, Through LIN, the NBC Affiliate in Grand Rapids,
  Michigan, in a Separate Transaction Valued At Approximately $122.5 Million



DALLAS, Tex., PROVIDENCE, R.I., and BASKING RIDGE, N.J., August 12, 1997 -- Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), LIN Television Corporation ("LIN" or "LIN Television") (Nasdaq: LNTV), and AT&T Corp. ("AT&T") today announced the signing of a definitive agreement under which Hicks Muse will acquire LIN, the nation's 22nd-largest television group, for approximately $1.7 billion.

The transaction, to which Hicks Muse has committed over $600 million of equity capital, is the largest investment by Hicks Muse since the firm's formation in 1989. Hicks Muse and LIN management, headed by LIN President and Chief Executive Officer Gary R. Chapman, together plan to utilize LIN as a platform from which to execute the buy-and-build strategy Hicks Muse has successfully employed over the past several years in radio broadcasting and other industries.

LIN owns and operates eight network-affiliated television stations--including its flagship station, KXAS, the NBC affiliate in Dallas. LIN also operates four additional stations under local marketing agreements (LMAs), including KXTX-TV, the preeminent local sports station in Dallas. LIN was formed in December 1994 as a spinoff from LIN Broadcasting Corporation. AT&T currently owns approximately 45 percent of LIN Television.

Under the terms of the definitive agreement, which was unanimously approved by the Board of Directors of LIN Television, a newly formed affiliate of Hicks Muse will merge with LIN in a transaction in which LIN shareholders will receive consideration of $47.50 per share in cash, plus interest at an effective rate of 8% per annum (approximately $0.3123 per share per month) from the earlier of the shareholder vote or December 31, 1997, through the completion of the transaction. The total transaction value is based on the approximately 30.6 million shares of LIN on a fully diluted basis and the LIN debt, which is expected to be approximately $260 million (net of cash) as of December 31, 1997.

It is expected that a meeting of LIN Television stockholders to vote on the merger will take place prior to November 30, 1997. If the merger is approved by stockholders and certain other conditions are satisfied, the transaction is expected to close in early 1998, but in no event later than May 12, 1998. If stockholder approval is obtained on November 30, 1997 and the merger becomes effective on April 30, 1998, the purchase price adjusted to include the incremental amount would be $49.0721 in cash per share.

Contemporaneously, AT&T, Hicks Muse and LIN Television have entered into an agreement pursuant to which AT&T will sell its 100%-owned WOOD-TV (Grand Rapids, Michigan) together with its local marketing agreement with WOTV for approximately $122.5 million, subject to certain adjustments, to a Hicks Muse affiliate when the merger of LIN Television and that affiliate occurs. If the merger does not occur, WOOD-TV and its local marketing agreement with WOTV will be purchased by LIN Television. The WOOD-TV agreement is not subject to LIN Television stockholder approval.

Completion of the transaction is subject to various conditions, including approval by the Federal Communications Commission of the transfer of LIN Television's broadcast licenses, approval of the merger by the holders of a majority of outstanding LIN Television common stock, additional approval of the merger by the holders of a majority of the outstanding shares of LIN Television common stock excluding shares (representing approximately 45 percent of the outstanding shares) owned by AT&T, funding of the transaction under debt and equity commitments that have been secured, and the expiration of the applicable Hart-Scott-Rodino waiting period. AT&T has agreed that it will vote its LIN Television shares in favor of the merger only if the merger is approved by the holders of a majority of the outstanding LIN Television shares, other than those owned by AT&T. Cook Inlet Communications Corp., the holder of approximately 5 percent of the outstanding LIN shares, has agreed to vote its shares in favor of the merger. In addition, Cook Inlet and AT&T have terminated a pre-existing agreement with respect to the voting of their shares regarding the election of directors. LIN Television may terminate the merger agreement prior to receipt of stockholder approval and accept a proposal determined by its Board of Directors to be more favorable to the LIN Television stockholders than the announced merger agreement, subject to the payment of a termination fee to Hicks Muse.

Following completion of the transaction, LIN will retain its name, Providence, R.I., headquarters, all station personnel and its management team. That team has built LIN into one of the nation's most successful, technologically advanced and highly regarded television broadcasting groups, with an industry-leading consolidated broadcast cash flow margin of 48 percent.

Thomas O. Hicks, Chairman and Chief Executive Officer of Hicks Muse, said:
"We are tremendously pleased to be partnering with Gary Chapman and his management team, which has built LIN into one of the country's best-run and most profitable groups of network-affiliated television stations. By combining the financial and broadcasting industry expertise of Hicks Muse and LIN, we plan to capitalize on the unique and favorable conditions now present in the television broadcasting industry and be an active participant in the future of network television. We will utilize the extensive experience of Hicks Muse in the radio industry, where we have helped establish Chancellor Broadcasting and Capstar Broadcasting as two of the nation's most successful radio groups in their respective market segments over the past four years."

Gary R. Chapman, President and Chief Executive Officer of LIN Television, said: "I am proud of the accomplishments that the management and employees of LIN have achieved over the past few years in building LIN into one of the premier television companies in the nation. Tom Hicks and his colleagues at Hicks Muse have established a successful model for helping top-quality operators increase value through the execution of a buy-and-build philosophy. We at LIN fully share their vision for what LIN Television can be, and look forward to transforming that vision into a near-term reality."

"The decision to sell LIN Television is part of our aggressive effort to ensure that AT&T's portfolio includes only businesses central to our communications services strategy," said Dan Somers, AT&T Senior Executive

Vice President and Chief Financial Officer. "This transaction follows the sales of AT&T Capital Corp., AT&T Submarine Systems and AT&T SkyNet, and enables AT&T to continue to redeploy its assets into new investment opportunities." AT&T acquired its take in LIN Television through the September 1994 merger with McCaw Cellular Communications, which indirectly held a majority of LIN Television common shares. Last December, AT&T announced that it was reviewing its investment in LIN and evaluating alternatives that could result in the disposition, either through public or private sales, of some or all of the 13.5 million shares of LIN Television common stock it holds.

In connection with the spinoff of LIN Television from LIN Broadcasting Corporation in December 1994, LIN Television and the predecessor of a subsidiary of AT&T entered into a private market value guarantee, which, among other things, provides for an appraisal and sale of LIN Television in 1998. Under the guarantee, appraisers would have determined a private market value of LIN Television and AT&T would have had the option to purchase, at the appraised price, the approximately 55 percent of LIN Television it does not own. If AT&T were to decline to exercise its option, then LIN Television (including AT&T's approximately 45 percent) would be put up for sale under the direction of LIN Television's independent directors. Under the terms of an amendment to the guarantee, AT&T has relinquished its option to purchase the approximately 55 percent of LIN Television it currently does not own, the requirement that appraisers be appointed has been eliminated, and the commencement date of any sale process under the guarantee has been deferred and will only occur if the merger of LIN Television with an affiliate of Hicks Muse does not occur.

LIN Television was advised by Wasserstein Perella & Co., Inc. and Morgan Stanley & Co. Incorporated with regard to the proposed transaction. Wasserstein Perella also acted as advisor to the Independent Directors. The Chase Manhattan Bank and Chase Securities, Inc. have provided financing commitments with regard to the transaction and Chase Securities served as financial advisor to Hicks Muse with regard to the transaction.

LIN's owned and operated stations and LMAs include:

Market                Station    DMA  Channel   Network        LMA

Dallas-Fort Worth      KXAS       #8     5        NBC     KXTX/39/Ind

Indianapolis           WISH      #25     8        CBS           --
New Haven-Hartford     WTNH      #27     8        ABC     WBNE/59/WB

Buffalo                WIVB      #39     4        CBS           --
Norfolk-Portsmouth     WAVY      #40     10       NBC     WVBT/43/WB-FOX

Austin                 KXAN      #63     36       NBC     KNVA/54/WB

Decatur                WAND      #82     17       ABC           --
Fort Wayne             WANE     #103     15       CBS           --


AT&T-owned station

Grand Rapids           WOOD      #37     8        NBC     WOTV/41/ABC

In November 1996, Hicks Muse announced that it had launched a television broadcasting investment initiative called Sunrise Television to pursue acquisitions of television properties in DMAs (markets) ranked 50 to 150 by A.C. Nielsen, and had agreed to purchase four middle-market television stations in transactions valued at a total of approximately $160 million. Those transactions were completed in February, and Hicks Muse, together with the Sunrise management team headed by Robert N. Smith, have subsequently agreed to acquire three additional middle- to small-market stations in transactions totaling approximately $45 million. Those transactions are currently pending. Hicks Muse has no current plans to combine the activities of Sunrise Television with those of LIN Television, whose broadcasting properties are primarily in larger markets. It is anticipated that LIN will focus on acquisitions in markets ranked 1 to 50 and Sunrise will acquire stations in markets ranked 50 to 150.

Since its formation in 1989, Hicks, Muse, Tate & Furst Incorporated has completed or currently has pending more than 100 transactions with a total capital value in excess of $22 billion. Headquartered in Dallas, the firm also has offices in New York, St. Louis and Mexico City.

                                      ***

Contacts: Hicks, Muse, Tate & Furst Incorporated
Roy Winnick
Kekst and Company
212-521-4842

LIN Television Corporation
Deb Jacobson
Vice-President - Corporate Development & Treasurer
401-457-9403

Peter Maloney
Vice President Finance
401-457-9405

Robert Lerner/Adam Miller
The Abernathy MacGregor Group
212-371-5999

AT&T Corp.
Eileen M. Connolly
908-221-6731


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